Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

COMMITTED CAPITAL ACQUISITION CORPORATION III

ADOPTED IN ACCORDANCE WITH SECTION 242

OF THE DELAWARE GENERAL CORPORATION LAW

Committed Capital Acquisition Corporation III, a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: Article FOURTH of the Certification of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation is hereby amended to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares of common stock, par value $0.00001 per share.

Upon the effectiveness (the “Effective Date”) of this Certificate of Amendment (the “Certificate”) to the Certificate of Incorporation, each one (1) share of common stock, par value $0.00001 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into 1.0637037 shares of common stock, par value $0.00001 per share (“New Common Stock”), of the Corporation. No fractional shares of New Common Stock shall be issued to the holders of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, any holder of such fractional share shall be entitled to receive one whole share of the New Common Stock. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

SECOND: This Certificate amends the provision of the Certificate of Incorporation of the Corporation, which was originally filed with the Secretary of State of the State of Delaware on May 18, 2011, as amended on February 1, 2012 and February 24, 2012, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the written consent of the holders of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer on March 1, 2012.

COMMITTED CAPITAL ACQUISITION CORPORATION III

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: President